Exhibit 3.2

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SLACK TECHNOLOGIES, LLC

(a Delaware Limited Liability Company)

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Slack Technologies, LLC, a Delaware limited liability company (the “LLC”), is entered into as of July 21, 2021, and shall constitute the “limited liability company agreement” of the LLC within the meaning of Section 18-101(9) of the Delaware Limited Liability Company Act, Title 6, Delaware Code, Section 18-101 et seq., as amended from time to time (the “Act”).

WHEREAS, the LLC was formed as a limited liability company under the name Skyline Strategies II LLC on November 25, 2020, by the filing of a certificate of formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”) pursuant to and in accordance with the Act;

WHEREAS, on November 25, 2020, salesforce.com, inc., a Delaware corporation (the “Member”) entered into an operating agreement of the LLC (the “Original Agreement”);

WHEREAS, on July 21, 2021, the Member amended and restated the Original Agreement (the “A&R Operating Agreement”); and

WHEREAS, the Member now wishes to amend and restate the A&R Operating Agreement in its entirety to provide for the governance of the LLC and the conduct of its business, and to specify relative rights and obligations.

NOW, THEREFORE, the Member, intending to be legally bound, agrees as follows:

1.    Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the LLC.

2.    The LLC is authorized to issue only one class of equity interests, which shall be common membership units (the “Membership Interests”), identical with each other in every respect, which represents a portion of the fixed capital belonging to the LLC and includes the right to vote and otherwise participate in the operations and affairs of the LLC on the terms and to the extent provided herein and under the Act. The LLC has issued 100 Membership Interests, with a price of $0.01 per Membership Interest, which are held by the Member in certificated form. The Schedule attached hereto as an Appendix sets forth the Member’s name and address and the number of Membership Interests held by the Member, and may be updated from time to time by the Member to reflect any changes in the ownership of the Membership Interests.

3.    The name of the LLC shall be “Slack Technologies, LLC” and the LLC may do business under that name and, as permitted by applicable law, under any other name determined from time to time by the Member.

4.    The LLC shall maintain a Delaware registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

5.    The purpose and scope of the LLC shall be to engage in such lawful activities as shall be determined by the Member in its sole and absolute discretion.

6.    The term of the LLC shall begin as of the date of filing of the Certificate of Formation and, unless otherwise specified in a certificate of cancellation filed by the Member in respect of the LLC pursuant to Section 18-203 of the Act, such term shall continue in perpetuity.

7.    Title to all LLC property shall be held in the name of the LLC; provided, however, that the LLC shall make such distributions of cash and/or property to the Member pro rata based on the Membership Interests as the Member shall from time to time determine in its sole and absolute discretion.

8.    Except as otherwise required by applicable law, no Member, manager, officer or employee of the LLC shall have any personal liability for the debts and obligations of the LLC solely by reason of being a Member, or acting as a manager, officer or employee of the LLC.

9.    The Member shall have no obligation to make any contributions to the capital of the LLC and shall make only such contributions as the Member shall from time to time determine in its sole and absolute discretion.

10.    The Member shall have no obligation to provide any services to the LLC and shall provide only such services as the Member shall from time to time determine in its sole and absolute discretion.

11.    The Member shall be the “Manager” as defined in the Act. The Member shall control the management and operation of the LLC in such manner as it shall determine in its sole and absolute discretion. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a member under the laws of the State of Delaware. The Member may (i) authorize by written action any person to enter into and perform any agreement on behalf of the LLC, (ii) appoint, remove (with or without cause) and replace managers, officers and employees of the LLC with such titles and duties and powers as the Member may delegate to any such person from time to time in its sole and absolute discretion. Any person or entity dealing with the LLC, the Member or any of the persons described in this paragraph (collectively, the “Authorized Persons”) may rely upon a certificate signed by the Member (or the Secretary of the LLC), as to the identity of the Member or an Authorized Person and as to the authority of the Member or such Authorized Person to execute and deliver any instrument or document on behalf of the LLC. Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the LLC by the Member or an Authorized Person shall be deemed to have been duly executed by the LLC and third parties shall be entitled to rely upon the Member’s power to bind the LLC without otherwise ascertaining that the requirements of this Agreement have been satisfied.

12.    The Member may transfer all or any portion of its interest in the LLC in the Member’s sole and absolute discretion. In the event of any such transfer, this Agreement shall be amended to reflect the respective rights and obligations of the Member and the transferee or transferees. No person shall be admitted to the LLC as an additional member without the written consent of the Member, which consent may be withheld in the Member’s sole and absolute discretion.

13.    Indemnification of Members, Managers and Officers In Third Party Proceedings.

(a)    Subject to the other provisions of this Section 13, the LLC shall indemnify, to the fullest extent permitted by the Act, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the LLC) by reason of the fact that such person is or was a member, manager, director or officer of the LLC, or is or was a member, manager, director or officer of the LLC serving at the request of the LLC as a member, manager, director, officer, employee or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)    Indemnification of Directors and Officers in Actions by or in the Right of the LLC. Subject to the other provisions of this Section 13, the LLC shall indemnify, to the fullest extent permitted by the Act, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the LLC to procure a judgment in its favor by reason of the fact that such person is or was a member, manager, director or officer of the LLC, or is or was a member, manager, director or officer of the LLC serving at the request of the LLC as a member, manager, director, officer, employee or agent of another limited liability company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the LLC; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the LLC unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    Successful Defense. To the extent that a present or former member, manager, director or officer of the LLC has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 13(a) or Section 13(b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Indemnification of Others. Subject to the other provisions of this Section 13, the LLC shall have power to indemnify its employees and agents to the extent not prohibited by the Act or other applicable law. The Member shall have the power to delegate to such person or persons as the Member shall in its discretion determine the determination of whether employees or agents shall be indemnified.

(e)    Advance Payment of Expenses. Expenses (including attorneys’ fees) actually and reasonably incurred by a current officer, member, or manager of the LLC in defending any Proceeding shall be paid by the LLC in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Section 13 or the Act. Such expenses (including attorneys’ fees) incurred by former members, managers, directors and officers or other employees and agents of the LLC or by persons serving at the request of the LLC as members, managers, directors, officers, employees or agents of another LLC, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the LLC deems appropriate. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to this Agreement, but shall apply to any Proceeding referenced in Section 13(f)(ii) or Section 13(f)(iii) prior to a determination that the person is not entitled to be indemnified by the LLC. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to this Agreement, but shall apply to any Proceeding referenced in Section 13(f)(ii) or Section 13(f)(iii) prior to a determination that the person is not entitled to be indemnified by the LLC.

(f)    Limitation On Indemnification. Subject to the requirements in Section 13(c) and the Act, the LLC shall not be obligated to indemnify any person pursuant to this Section 13 in connection with any Proceeding (or any part of any Proceeding):

(i)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)    for any reimbursement of the LLC by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the LLC, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the LLC pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the LLC of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the LLC or its members, managers, directors, officers, employees, agents or other indemnitees, unless (A) the Member authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (B) the LLC provides the indemnification, in its sole discretion, pursuant to the powers vested in the LLC under applicable law, (C) otherwise required to be made under Section 13(g) or (d) otherwise required by applicable law; or

(v)    if prohibited by applicable law; provided, however, that if any provision or provisions of this Section 13 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Section 13 (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 13 (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(g)    Determination; Claim. If a claim for indemnification or advancement of expenses under this Section 13 is not paid in full within 60 days after receipt by the LLC of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The LLC shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the LLC under this Section 13, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the LLC shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

(h)    Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of formation or any statute, limited liability company operating agreement, agreement, vote of members, managers or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The LLC is specifically authorized to enter into individual contracts with any or all of its members, managers, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the Act or other applicable law.

(i)    Insurance. The LLC may purchase and maintain insurance on behalf of any person who is or was a member, manager, director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the LLC would have the power to indemnify such person against such liability under the provisions of the Act.

(j)    Survival. The rights to indemnification and advancement of expenses conferred by this Section 13 shall continue as to a person who has ceased to be a member, manager, director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under this Agreement shall not be eliminated or impaired by an amendment to this Agreement after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(l)    Certain Definitions. For purposes of this Section 13, references to the “LLC” shall include, in addition to the resulting limited liability company, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, managers, officers, employees or agents, so that any person who is or was a member, manager, director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a member, manager, director, officer, employee or agent of another limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 13 with respect to the resulting or surviving limited liability company as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Section 13, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the LLC” shall include any service as a member, manager, director, officer, employee or agent of the LLC which imposes duties on, or involves services by, such member, manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the LLC” as referred to in this Section 13.

14.    The “Slack Technologies, LLC” name and mark are the property of the Member. The LLC’s authority to use such name and mark may be withdrawn by the Member at any time without compensation to the LLC. Following the dissolution and liquidation of the LLC, all right, title and interest in and to such name and mark shall be held solely by the Member.

15.    The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the LLC under the Act, unless the LLC’s existence is continued pursuant to the Act. Upon dissolution of the LLC, the LLC shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the LLC. The Member shall distribute the proceeds and all other assets of the LLC in the following order: (a) first, in payment of debts, obligations and liabilities of the LLC which are then outstanding; (b) second, at the discretion of the Member, to the setting up of any reserves which the Member may deem necessary for any contingent unforeseen liabilities or obligations of the LLC; and (c) third, to the Member pro rata based on the Membership Interests. During the period of the winding up of the affairs of the LLC, the rights and obligations of the Member under this Agreement shall continue.

16.    The interpretation and enforceability of this Agreement and the rights and liabilities of the Member as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware without regard to principles of conflicts of law that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

17.    In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

18.    This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

19.    This Agreement contains the entire understanding and intent of the Member regarding the LLC and supersedes any prior written or oral agreement respecting the LLC. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the LLC that are not fully expressed in this Agreement.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

salesforce.com, inc.

By:	/s/ John Somojai
John Somorjai
Executive Vice President, Corporate Development & Salesforce Ventures

[Signature Page to LLC Operating Agreement]

Appendix

Members Schedule

Member Name and Address	Membership Interests
salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, CA 94105	100
Total	100